UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2006

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 300
Long Beach, California		90806
(Address of Principal Executive Offices)		(Zip Code)

(562) 733-5100
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On August 14, 2006, the Compensation Committee of the Board of Directors of Health Care Property Investors, Inc. (the “Company”) granted to James F. Flaherty III, the Company’s Chairman and Chief Executive Officer, 219,000 “Restricted Stock Units.” The Restricted Stock Unit Agreement that evidences this grant is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company determined that it was desirable to provide a retirement benefit program for Mr. Flaherty that would also serve as a long-term retention incentive. To help accomplish this goal, it was determined that any retirement benefit for Mr. Flaherty should accrue over a significant period of time, and that any benefit should also be subject to significant vesting requirements. The Company considered various retirement program designs (including those under which benefits are accrued and denominated in cash and those that are denominated in stock) and determined that a benefit denominated in shares of Company common stock was advisable in light of applicable tax and accounting considerations, and so that Mr. Flaherty’s actual benefit would depend in large part upon the long-term performance of the Company’s common stock, thus further linking Mr. Flaherty’s interests with those of the Company’s stockholders.

In determining the appropriate number of Restricted Stock Units to grant, the Compensation Committee considered, among other factors, Mr. Flaherty’s current compensation and retention arrangements, Mr. Flaherty’s past performance as Chief Executive Officer of the Company and his individual contributions to the Company’s current and future performance, the dilutive effects of the grant on outstanding shares of Company common stock, and the potential benefits reflected in the grant calculated based on various assumed rates of return and dividend yield on the Company’s common stock. The committee also consulted with an independent compensation consultant and took into account that a benefit provided in the form of stock inevitably carries greater risks than a cash benefit. Based on its review, the committee concluded that 219,000 Restricted Stock Units was an appropriate level for the retirement and long-term retention program for Mr. Flaherty.

The vesting schedule for the Restricted Stock Units set forth in the agreement is intended to reflect that the grant includes both a typical time-based vesting component and a benefit accrual component. Mr. Flaherty is currently age 49. In general, no portion of the Restricted Stock Unit grant is scheduled to vest before Mr. Flaherty attains age 55, and subject to Mr. Flaherty’s continued employment with the Company, the Restricted Stock Units will vest in annual installments over the ten-year period following the date on which Mr. Flaherty attains age 55. However, the grant is also intended to provide a retirement benefit that accrues for each year of Mr. Flaherty’s service with the Company for the period commencing with Mr. Flaherty’s hiring in 2002 and continuing through his attainment of age 65. Accordingly, the percentage of the Restricted Stock Units that vests each year varies because of the effect of the benefit accrual component on the vesting schedule. Mr. Flaherty will not be entitled to any benefit with respect to the Restricted Stock Units in the event he voluntarily terminates employment before attaining age 55.

In addition, the Restricted Stock Unit Agreement provides severance protections for Mr. Flaherty similar to those included in his employment agreement with the Company. The Restricted Stock Units will vest on an accelerated basis if Mr. Flaherty’s employment is terminated by the Company without cause, by Mr. Flaherty for good reason, due to Mr. Flaherty’s death or disability, or in certain other circumstances referred to in the Restricted Stock Unit Agreement. As reflected in the vesting schedules set forth in the Restricted Stock Unit Agreement, this acceleration applies fully to the vesting component of the grant and also has the effect of providing additional service credit to Mr. Flaherty under the benefit accrual component. Mr. Flaherty will vest in 100% of the Restricted Stock Units only if he remains employed with the Company through age 65.

As the Company pays dividends on its outstanding common stock, Mr. Flaherty will be credited with additional Restricted Stock Units as dividend equivalents (as opposed to receiving a cash payment). The dividend equivalent Restricted Stock Units will be subject to the same vesting and other conditions as apply to the grant generally. As Restricted Stock Units represent the right to acquire shares of the Company’s common stock as to any units that vest (as opposed to actual outstanding shares of Company common stock), the Company does not pay dividends on units unless and until they are paid in actual shares of stock. Thus, dividend equivalents are designed to preserve the intended value of the grant by providing a return on the units equal to the dividends paid by the Company on an equivalent number of shares of common stock and assuming that those dividends are reinvested in Company common stock.

The Restricted Stock Units granted to Mr. Flaherty that become vested will be paid, on a one-for-one basis, in shares of the Company’s common stock in a single lump sum following the date Mr. Flaherty is no longer employed by the Company.

Item 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)                                               Exhibits.

10.1                                           Stock Unit Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEALTH CARE PROPERTY INVESTORS, INC.
(Registrant)

		By:	/s/ Edward J. Henning
Date:	August 17, 2006		Edward J. Henning
Senior Vice President, General Counsel and Corporate Secretary